                                                                    Exhibit 11.1

                           TELCOM SEMICONDUCTOR, INC.

            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)

                                                                   Three months ended                Nine months ended
                                                                   ------------------                -----------------
                                                               Sept. 30,        Sept. 30,         Sept. 30,         Sept. 30,
                                                                  1996             1995              1996             1995
                                                             -----------      -----------       -----------        ----------
Weighted average number of common shares outstanding(1)           15,666           11,459            15,587             6,087
Mandatory redeemable convertible preferred stock(1)(2)                 0            3,187                 0             7,437
Dilutive effect of stock options(1)(3)                                 0            1,576                 0             1,674
Dilutive effect of warrants (3)                                        0              308                 0               259
                                                             -----------      -----------       -----------        ----------
Number of shares used to compute per share data                   15,666           16,530            15,587            15,457
                                                             ===========      ===========       ===========        ==========
Net income (loss)                                                $  (859)         $ 1,091           $  (133)          $ 2,416
                                                             ===========      ===========       ===========        ==========
Net income (loss) per share                                       $(0.05)           $0.07            $(0.01)            $0.16
                                                             ===========      ===========       ===========        ==========

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent share and options issued by the Company during the twelve month period prior to the initial public offering of the Company's common stock (the "Offering") have been included as if they were outstanding for all periods presented.

(2) For shares issued more than one year prior to the Offering, computed using the if-converted method assuming conversion at the beginning of the earliest period presented, or at the time of issuance, if later.

(3) For options and warrants issued more than one year prior to the Offering, computed using the treasury stock method.

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